UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2006

CanWest Petroleum Corporation
(Exact name of registrant as specified in its charter)

Colorado	0-27659	98-0461154
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1005, 550 - 11th Avenue S.W. Calgary, Alberta, Canada	T2R 1M7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263 - 9812

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry in to a Material Definitive Agreement.

See description under Item 3.02, below.

Item 3.02 Unregistered Sales of Equity Securities.

On July 6, 2006, CanWest Petroleum Corporation ("CanWest" or the “Company”) announced that it had completed a private placement offering (the “Offering”) of 5,668,100 shares of CanWest's common stock, $.001 par value per share (the “Flow-Through Shares”) at a price of $6.60 Cdn per share for gross proceeds of $37,409,460 Cdn pursuant to subscription agreements (the “Flow-Through Subscription Agreements”) with Oilsands Quest, Inc. (“OQI”), CanWest’s subsidiary, and the subscribers. CanWest currently owns 59.5 percent in OQI, on a fully diluted basis. In connection with the Offering, the Company paid an aggregate of $2,057,520 Cdn in fees to a syndicate of agents.

According to the terms of the Flow-Through Subscription Agreement, the gross proceeds of the Offering will be used to subscribe for shares of OQI’s common stock issued on a flow-through basis and OQI will renounce to CanWest an amount of qualifying expenditures, as defined in the Flow-Through Subscription Agreement.

Furthermore, the Company has agreed to reduce the price per share to $6.00 Cdn if the Company does not become a reporting issuer in the Province of Alberta on or before 5:00 p.m. on the sixtieth day following the closing date. Such reduction in price shall be satisfied by issuing to the subscribers 0.1 of a Flow-Through Share for each Flow-Through Share subscribed for by the subscriber.

The Flow-Through Shares were sold to investors in Canada pursuant to Regulations under the United States Securities Act of 1933, as amended (the “Securities Act”), have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons as such term is defined in Regulation S under the Securities Act absent a registration statement or an applicable exemption from registration.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1     Press Release dated July 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanWest Petroleum Corporation
(Registrant)

Date: July 6, 2006	/s/ T. Murray Wilson
Name: T. Murray Wilson
Title: Chief Executive Officer